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                                                                    EXHIBIT 8.2

                [LETTERHEAD FOR BROBECK, PHLEGER APPEARS HERE]

                                April 15, 1997

Compression Labs, Incorporated
350 East Plumeria Drive
San Jose, CA 95134

Ladies and Gentlemen:

  We have acted as counsel for Compression Labs, Inc., a Delaware corporation ("CLI"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997 (the "Merger Agreement"), among CLI, VTEL Corporation, a Delaware corporation ("VTEL"), and VTEL-Sub, Inc., a Delaware corporation ("Merger Sub"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the merger of Merger Sub with and into CLI (the "Merger") pursuant to the Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

  In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Merger Agreement and related documents pertaining to the Merger. We also have relied upon certificates of officers of CLI and VTEL (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of CLI and VTEL and are true and correct. We also have assumed that the certification made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time unless we receive written notification from CLI or VTEL prior to the Effective Time. In addition, we have assumed that all statements to be made in the Officers' Certificates "to the best of the knowledge" of any person or party to the Merger will be correct as if made without such qualification.
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                                       2

  Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Merger Agreement and if the statements set forth in the Officers' Certificates are true and correct on the date hereof, on the effective date of the Registration Statement and at the time of the Merger, for federal income tax purposes:

1. The Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code.

2. CLI, VTEL and Merger Sub will constitute parties to such reorganization.

3. The discussion entitled "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in material respects.

  We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus and to the filing of this opinion as Exhibit 8.2 to the Registration Statement.

  In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, at the time of the Merger, and we disclaim any duty to update such opinions. We express no opinion as to any matter or transaction other than as explicitly set forth above.

  This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the shareholders of CLI, and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,

                                          /s/ Brobeck, Phleger & Harrison LLP